Exhibit 10.1

ASSET PURCHASE AGREEMENT

March 31, 2017

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made by and between Aytu BioScience, Inc., a Delaware corporation (“Seller”), and Allegis Holdings, LLC, a Mississippi limited liability company (“Purchaser”), as of the date first written above (the “Execution Date”). Purchaser and Seller also may be referred to herein each as a “Party” and collectively as the “Parties.” All capitalized terms used in this Agreement are defined in Section 1.1 below.

RECITALS

WHEREAS, Seller (i) markets, promotes and sells the Product in the United States; (ii) has regulatory approval with the FDA for the Product, and (iii) is willing to transfer to Purchaser all of its rights in, and certain assets and liabilities relating to, the Product in the Territory on the terms and conditions set forth herein; and

WHEREAS, the Parties desire that Seller sell, transfer and assign (or cause the sale, transfer and assignment) to Purchaser, and that Purchaser acquire and assume, all of the Purchased Assets and Assumed Liabilities, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Article I

DEFINITIONS; INTERPRETATION

1.1         Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Affiliate,” as applied to any Person other than Seller or Purchaser, means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agreement” has the meaning set forth in the Preamble.

“Assigned Agreements” has the meaning set forth in Section 2.1(c).

“Assigned Intellectual Property” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit A hereto.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bill of Sale” means a Bill of Sale in substantially the form of Exhibit B hereto.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banks are authorized to close in New York, NY.

“cGMP” means the regulatory requirements and quality standards for the current good manufacturing practices, which are defined in the United States Code of Federal Regulations 21 CFR Part 210 & Part 211, and all applicable rules, regulations, promulgations, policies and guidelines in effect at any given time during the applicable term.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Closing Payment” “has the meaning set forth in Section 3.1(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Product” means any liquid urinary tract anti-infective pharmaceutical or treatment product containing trimethoprim.

“Confidential Information” has the meaning set forth in Section 9.1

“Contract” means any contract, agreement, lease, license, commitment, indenture, mortgage, note, bond loan or other legally-binding arrangement, understanding, undertaking, commitment or obligation, whether written or oral and any written purchase orders.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) for purposes of the definition of “Affiliate,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract.

“Copyrights” has the meaning set forth in the definition of the term “Intellectual Property.”

“Disclosing Party” has the meaning set forth in Section 9.1.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Execution Date” has the meaning set forth in the Preamble.

“Existing CDA” has the meaning set forth in Section 9.1.

“FDA” means the United States Food and Drug Administration and any Governmental Authority successor thereto.

“FFDCA” means the Federal Food, Drug, and Cosmetic Act and implementing regulations, as each has been or may be amended.

“Fiscal Year” means each twelve (12)-month period commencing on July 1 and ending on June 30.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and from time to time thereafter, applied on a consistent basis.

“General IP Assignment” means a general assignment of the Assigned Intellectual Property in substantially the form of Exhibit C hereto.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any department, commission, bureau, agency, board, instrumentality or authority thereof, or any court or arbitrator (public or private) and including specifically those of each country in the Territory.

“Indebtedness” means all indebtedness of Seller or its Affiliates secured by Lien upon or with respect to any of the Purchased Assets.

“Indemnification Claim” has the meaning set forth in Section 7.4(b).

“Indemnifying Party” has the meaning set forth in Section 7.4(b).

“Indemnified Persons” shall mean the Purchaser’s Indemnified Persons or the Seller’s Indemnified Persons, as the case may be.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, patents of additions and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof, including all supplemental protection certificates (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); and (v) all trade secrets, know how, information and data.

“Inventory” has the meaning set forth in Section 2.1(e).

“Inventory Transfer” has the meaning set forth in Section 6.5(b).

“Law” means any law, statute, regulation, ordinance or rule of any Governmental Authority (including, for the sake of clarity, common law), in each case, as has been or may be amended.

“Legal Proceeding” means any judicial, administrative or arbitral action, claim, charge, suit, proceeding, litigation, hearing, investigation, labor dispute, arbitral action, mediation, governmental audit, inquiry, criminal prosecution, examination, investigation or unfair labor practice charge or complaint (in each case, whether public or private, at law or in equity, civil, criminal or administrative) by or before a Governmental Authority or any arbitrator or arbitral panel.

“Liability” means, collectively, any indebtedness, guaranties, endorsements, claims, losses, damages, deficiencies, costs, expenses, fines, penalties, liabilities, obligations or responsibilities, whether fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, determinable or indeterminable, absolute, contingent or otherwise, or in contract, tort, strict liability or otherwise, including any product liability and any related costs and expenses of any defense.

“Lien” or “Liens” means any lien, pledge, claim, charge, mortgage, encumbrance, or other security interest of any kind, whether arising by contract or by operation of Law.

“Loss” and “Losses” have the meanings set forth in Section 7.1.

“Marks” has the meaning set forth in the definition of the term “Intellectual Property.”

“Material Adverse Effect” means a material adverse effect on (a) the marketing, promotion and sale of the Product in the United States or (b) the ability of Seller to consummate the Transactions.

“Matured Indemnifiable Loss” means, with respect to any claim for indemnification under Section 7.1, Losses that are the subject of such claim and that (i) have been mutually agreed in this Agreement or otherwise writing by the Seller and the Purchaser to be indemnifiable under Section 7.1 or (ii) have been determined by a final, nonappealable judgment of a court of competent jurisdiction to be indemnifiable under Section 7.1, in each case subject to the limitations set forth in this Agreement.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, award or arbitration award of a Governmental Authority.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Patents” has the meaning set forth in the definition of the term Intellectual Property.

“Permitted Encumbrances” has the meaning set forth in Section 4.6.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Product” means Seller’s proprietary product known as Primsol®, as further described in the Product NDAs.

“Product NDAs” means (i) the New Drug Application N074973 for the 50mg/5mL product and (ii) the New Drug Application N074974 for the 25mg/5mL product (which is discontinued but not withdrawn), including, in each case, amendments, supplements, records, data, reports, correspondence, and documentation of related communications with the FDA, and any other submissions or filings to or with the FDA regarding the foregoing.

“Product Records” means all files, reports, books, records, documents and similar materials owned or in the possession of Seller or its Affiliates relating solely to (a)  the Purchased Assets and (b) the Products in the Territory, including its marketing, promotion, sale, regulatory approval, packaging, labeling, import or export, including any customer and supplier lists, marketing studies and assets, consultant reports, regulatory correspondence and other materials, medical information training materials and information, and all pharmacovigilance materials, in each case that relate solely to the Product.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser FDA Letter” means the letter from Purchaser to the FDA, duly executed by Purchaser, to be delivered to Seller at the Closing, with regard to the Product NDA in the United States, the form of which is attached hereto as Exhibit D.

“Purchaser’s Indemnified Persons” has the meaning set forth in Section 7.1.

“Receiving Party” has the meaning set forth in Section 9.1.

“Representatives” means, with respect to any Person, the directors, officers, employees, agents or advisors (including attorneys, accountants, financial advisors and consultants) of such Person and its Affiliates, and representatives of any of the foregoing.

“Seller” has the meaning set forth in the Preamble.

“Seller FDA Letter” means the letter from Seller to the FDA, duly executed by Seller, to be delivered to Purchaser at the Closing, with regard to the Product NDA in the United States, the form of which is attached hereto as Exhibit E.

“Seller’s Indemnified Persons” has the meaning set forth in Section 7.2.

“Seller’s Knowledge” means the actual knowledge of Jarrett Disbrow and/or Joshua Disbrow, after reasonable inquiry.

“Specifications” has the meaning set forth in Section 4.7.

“Tax” or “Taxes” any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any liability for Taxes of any other Person under applicable Law, as a transferee or successor, by contract or otherwise, including any interest or penalty thereon or addition thereto and any interest in respect of such additions or penalties.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes.

“Territory” means worldwide.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the General IP Assignment, and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the final and temporary regulations promulgated by the United States Department of Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.2         Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Article II

PURCHASE AND SALE
OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1         Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, for the Purchase Price, Seller does hereby (and shall hereby cause its Affiliates to) sell, transfer, assign, convey and deliver to Purchaser (or any of its designated Affiliates), and Purchaser (or its designated Affiliates) shall purchase, acquire and accept from Seller and its Affiliates, all right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, except for Permitted Encumbrances. Subject to Section 2.2, the “Purchased Assets” shall mean all right, title and interest in and to the Product and the following assets and rights owned or held by Seller or its Affiliates as of the date of this Agreement:

(a)           (i) the Marks and the Internet domain names pertaining solely to the Product, all of which are set forth on Schedule 2.1(a)(i), and all goodwill associated with the foregoing and (ii) all trade secrets, data, information, know-how and Copyrights owned or used by Seller or its Affiliates and relating solely to the Product in the Territory (the Intellectual Property described in clauses (i) and (ii) is referred to herein collectively as the “Assigned Intellectual Property”);

(b)          the Product NDAs;

(c)          the Contracts set forth on Schedule 2.1(c) (the “Assigned Agreements”);

(d)          the Product Records owned by or in the possession of Seller or its Affiliates;

(e)          the inventory of the Product set forth in Schedule 2.1(e) (the “Inventory”);

(f)          all containers, work in process, active pharmaceutical ingredients and other raw materials, labels, supplies, tools and equipment owned or used by Seller or by its Affiliates and solely used in the manufacture, distribution, marketing and sale of the Product and the Inventory; and

(g)          all marketing assets and materials related solely to the Product and in Seller’s possession.

2.2         Excluded Assets. The Parties acknowledge and agree that Seller shall not convey, transfer, deliver or assign to Purchaser, and Purchaser shall not purchase, take delivery of, or acquire, any rights to any assets, properties, interests or rights of Seller or any of its Affiliates other than the Purchased Assets specifically enumerated in Section 2.1 (collectively the “Excluded Assets”), which Excluded Assets include all of the rights, title and interests of Seller or any of its Affiliates:

(a)          pertaining to assets, products and services of Seller and its Affiliates other than the Purchased Assets;

(b)          relating to all Seller’s employees; and

(c)          under this Agreement or any of the Transaction Documents.

2.3     Assumption of Liabilities.

(a)          On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliates to) assume, effective as of the Closing, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i)          all Liabilities of Seller related to the Product or under the Product NDAs, but only to the extent relating to the period from and after the Closing;

(ii)         all Liabilities arising out of, relating to, or otherwise in respect of, the Purchased Assets or the sale and marketing of the Product to the extent relating to the period from and after the Closing, including all Liabilities under the Assigned Agreements except to the extent arising from breach of the Assigned Agreements prior to the Closing; and

(b)          Purchaser will not assume or be liable for any Excluded Liabilities. Seller shall retain, be responsible for, perform, satisfy and discharge all Excluded Liabilities in all respects. “Excluded Liabilities” shall mean all Liabilities of Seller or of any of its Affiliates other than the Assumed Liabilities, including all of the following Liabilities:

(i)          all Liabilities to the extent arising out of, relating to, or otherwise in respect of, (A) the Purchased Assets or the Product in respect of the period before the Closing, including Liabilities arising out of Seller’s breach of the Assigned Agreements prior to the Closing, (B) Seller’s business, assets and operations prior to the Closing, (C) any Product sold prior to the Closing or (D) the Product prior to the Closing;

(ii)         all Liabilities under the Product NDA during the period before the Closing or any other Liabilities relating to the period prior to Closing;

(iii)        all Liabilities incurred as a result of any Legal Proceedings or violation of Law (regardless of when asserted or initiated) to the extent arising out of, relating to, or otherwise in respect of (A) any action, omission, occurrence, event, circumstance or condition relating to the Product, the marketing or sale of the Product or the ownership or operation of the Purchased Assets that occurred or existed at or before the Closing (whether asserted before, at or after the Closing) or (B) Seller’s business, assets and operations, the Product or the Purchased Assets to the extent the basis for such Legal Proceedings or violations arose out of, or related to, or is otherwise in respect of, any actions or omissions that occurred prior to the Closing (other than the Assumed Liabilities);

(iv)        all Liabilities incurred as a result of any actual or alleged infringement before the Closing (and not after the Closing) of any Patent, Copyright, Trademark or other Intellectual Property right of any third party by reason of the marketing or sale of the Product (regardless of when asserted or initiated) to the extent arising out of, relating to, or otherwise in respect of, any action, omission, occurrence, event, circumstance or condition relating to the marketing or sale of the Product or the ownership or operation of the Purchased Assets that occurred or existed at or before the Closing (whether asserted before, at or after the Closing);

(v)         all Liabilities arising out of, relating to, or otherwise in respect of, the Excluded Assets.

Article III

CONSIDERATION; CLOSING

3.1         Purchase Price. The aggregate consideration for the Purchased Assets shall be the sum of (a) the Closing Payment, (b) the assumption of the Assumed Liabilities with respect to the Product and the Purchased Assets (collectively, the “Purchase Price”).

(a)          Closing Payment. At the Closing, Purchaser shall pay to Seller One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) (the “Closing Payment”).

3.2         The Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place remotely by the exchange of electronic pdf documents on the Execution Date and shall be effective at 11:59 p.m. Eastern Time (the date on which the Closing occurs is referred to herein as the “Closing Date”).

3.3         Closing Deliveries.

(a)          Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i)          a certificate duly executed by Seller’s Chief Operating Officer or Chief Financial Officer, in a form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, that (A) attaches a good standing certificate from the State of Delaware for Seller, (B) that true, correct and complete copies of the resolutions of the board of directors authorizing this Agreement and the Transaction documents with the transactions contemplated hereby and thereby are attached thereto and (C) as to the incumbency and genuineness of the signatures of each person executing this Agreement and the Transaction Documents;

(ii)         (A) a duly executed Bill of Sale; (B) a duly executed Assignment and Assumption Agreement; and (C) a duly executed General IP Assignment;

(iii)        evidence reasonably satisfactory to Purchaser that all Liens affecting the Purchased Assets (other than Permitted Encumbrances) have been released, or will be released at Closing;

(iv)        duly executed assignments to Purchaser of all of the Assigned Agreements; it being understood between the Parties that the assignment of the Assigned Agreements is a material condition to Purchaser’s consummation of the Transactions; and

(v)         a copy of the executed Seller FDA Letter and a copy of the Product NDAs.

(b)          Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

(i)          a certificate duly executed by Purchaser’s Chief Executive Officer or Chief Financial Officer, in a form and substance reasonably satisfactory to Seller, dated as of the Closing Date, that (A) attaches a good standing certificate from the State of Mississippi for Purchaser, (B) that true, correct and complete copies of the resolutions of the board of directors authorizing this Agreement and the Transaction documents with the transactions contemplated hereby and thereby are attached thereto and (C) as to the incumbency and genuineness of the signatures of each person executing this Agreement and the Transaction Documents;

(ii)         the Closing Payment, in accordance with Section 3.1;

(iii)        a duly executed Assignment and Assumption Agreement;

(iv)        written notice of the address to which the Inventory shall be delivered in accordance with Section 6.5; and

(v)         a copy of the executed Purchaser FDA Letter.

3.4         Payment Method. All payments under Sections 3.1(a) and 3.1(b) must be made by wire transfer of immediately available funds to an account designated by Seller in writing prior to the applicable due date.

3.5         Withholding Tax. The Parties agree that, as of the Closing Date, none of the payments under Section 3.1 are subject to withholding Tax. If Purchaser is required to make a payment under Section 3.1 to Seller that is by Law subject to a deduction or withholding of Tax, then (i) if such withholding or deduction obligation arises as a result of any action by Purchaser, including any transfer, assignment, sublicense, or other action that changes the payor of any amounts payable hereunder or changes the jurisdiction of Purchaser, or any failure on the part of Purchaser to comply with applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto (a “Withholding Tax Action”), then the sum payable by Purchaser under Section 3.1 (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Seller receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred, and (ii) otherwise, the sum payable by Purchaser under Section 3.1 (in respect of which such deduction or withholding is required to be made) shall be made to Seller after deduction of the amount required to be so deducted or withheld, in the case of each of clauses (i) and (ii), which deducted or withheld amount shall be remitted to the proper Governmental Authority in accordance with applicable Laws (at which time such amount shall be treated as being paid to Seller for purposes of this Section 3.1). Purchaser shall provide Seller with proof of payment reasonably satisfactory to Seller with respect to any Taxes deducted and withheld from amounts payable hereunder.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows as of the Execution Date:

4.1         Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the requisite corporate power and authority to carry on its business as it is now being conducted and is qualified and in good standing in all jurisdictions where qualification is required by any Law, except where the failure to be so licensed or qualified would not have, or would not be reasonably expected to have, a Material Adverse Effect.

4.2         Due Authorization. Seller has the requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the Transactions. The execution, delivery and performance by Seller of the Transaction Documents and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceeding is necessary for the execution and delivery of the Transaction Documents by Seller, the performance by Seller of its obligations thereunder and the consummation by Seller of the Transactions. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. When executed and delivered in accordance herewith, the other Transaction Documents will have been duly executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3         No Violation; Consents.

(a)          The execution, delivery and performance by Seller of the Transaction Documents do not and will not: (i) violate any Law or order applicable to Seller or any of its properties or assets (including the Purchased Assets); (ii) result in the imposition of any Lien or encumbrance upon any of the Purchased Assets (except for the Permitted Encumbrances); (iii) violate or conflict with any provision of Seller’s certificate of incorporation and by-laws; or (iv) conflict with or result in a violation or breach in any material respect of or constitute a default under or accelerate any obligation under any of the Assigned Agreements or Product NDAs.

(b)          Except for the Purchaser FDA Letter and Seller FDA Letter, no consents, notices or approvals of, or filings or registrations by Seller with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance of the Transaction Documents or the Transactions.

4.4         Intellectual Property.

(a)          Except as set forth on Schedule 4.4(a), Seller or its Affiliate owns, free and clear of all Liens (other than Permitted Encumbrances), all Assigned Intellectual Property.

(b)          No Third Party or Affiliate of Seller has any rights, ownership interests or options to, in any Assigned Intellectual Property or the other Purchased Assets.

(c)          Except for the Assigned Intellectual Property, neither Seller nor its Affiliates own, license or otherwise control (i) any unexpired Patents that contain claims covering the manufacture, use or sale of Product or (ii) Intellectual Property used by or on behalf of Seller or its Affiliates in the manufacture of the Product.

(d)          To Seller’s Knowledge, there are no Patents owned by third parties that would be infringed by the manufacture, use, sale, offer for sale, or importation of Product.

(e)          There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened or asserted in writing, against Seller alleging that the marketing and sale of the Product in the approved formulations and indications set forth in the Product NDA infringes or misappropriates a Person’s Intellectual Property rights.

(f)          To Seller’s Knowledge, no Person is infringing upon or otherwise violating any of the Assigned Intellectual Property. Since October 5, 2015, neither Seller nor any of its Affiliates has brought or asserted any Legal Proceeding against any Person for infringing, misappropriating or otherwise violating any Assigned Intellectual Property.

4.5         Litigation and Claims. There is no Legal Proceeding pending against Seller or, to Seller’s Knowledge, threatened or asserted in writing, against Seller or any of its Affiliates (i) with respect to the Product or any other Purchased Asset, or (ii) that would (A) prohibit or materially hinder, delay or otherwise impair Seller’s ability to perform its obligations under the Transaction Documents, (B) affect the legality, validity or enforceability of the Transaction Documents, (C) prevent or delay the consummation of any of the Transactions, (D) affect the use of any of the Purchased Assets, or (E) affect the marketing and sale of the Product.

4.6         Title to Assets. Seller or one of its Affiliates has good and valid title to the Purchased Assets, free and clear of any Liens, except for: (a) Liens referred to in the Assigned Agreements; (b) statutory or common law Liens and encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (d) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens, in the case of (a)-(d), for amounts not material or overdue and which shall be fully satisfied by Seller at or prior to the Closing (the items referred to in the preceding clauses “(a)” through “(d)” are collectively referred to herein as the “Permitted Encumbrances” and, if any, are explicitly set forth on Schedule 4.6 attached hereto and by this reference made a part hereof).

4.7         Inventory. The quantity of the Inventory is set forth on Schedule 2.1(e), all of which constitute saleable finished and packaged goods inventory that has a minimum remaining shelf life through the date 7 months from the Closing Date. To the Seller’s Knowledge, the Inventory (i) was manufactured, tested, packaged, labeled, stored, received, handled and processed in conformity with the specifications set forth in the Product NDA (the “Specifications”), cGMP and Laws; (ii) meets the Specifications, and (iii) is not adulterated or misbranded, and (iv) was acquired in the ordinary course consistent with past practice. To the Seller’s Knowledge, no previously sold Inventory is subject to returns in excess of those historically experienced by Seller.

4.8         Assigned Agreements.

(a)          Seller has made available to Purchaser true, correct and complete copies of each of the Assigned Agreements.

(b)          Neither Seller nor any of its Affiliates is in material breach or default (without regard to lapse of time, the giving of notice or discretion of another Party thereto) of any Assigned Agreement and, to the Knowledge of Seller, no other party to any such contract is in material breach of such contract.

(c)          There are no material disputes under any Assigned Agreement; and neither Seller nor any of its Affiliates has received any written notice that any party to any of the Assigned Agreements intends to cancel or terminate any Assigned Agreement;

(d)          Each of the Assigned Agreements is valid, in full force and effect and enforceable in accordance with its terms against any parties thereto; and

(e)          Each Assigned Agreement was entered into in the ordinary course of business and without the payment of any consideration that is or would be a violation of any Law.

4.9         Product NDA. Seller holds, possesses or has rights to, the Product NDAs. The Product NDAs constitute all registrations, applications, approvals, licenses or permits granted to Seller or its Affiliates by any Governmental Authority for the manufacture, distribution, use or sale of the Product for human therapeutic use.

4.10       Conveyance. No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Affiliates. Seller acknowledges that it is selling the Purchased Assets to Purchaser in exchange for reasonably “equivalent value,” as such term or similar terms are used in any potentially applicable fraudulent conveyance Laws.

4.11       Tax Matters.

(a)          Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(b)          There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets.

4.12       Broker’s Fees. Seller has not employed any broker, finder or investment banker, or incurred any Liability for any brokerage, finder’s or other fee or commission, in connection with the Transactions (other than such fees or commissions for which Seller is solely responsible).

4.13       Product Distribution. Since January 1, 2017, neither Seller nor its Affiliates has intentionally shipped and sold the Product in quantities that materially exceed reasonable historical or market demand for the Products.

4.14       Product Liability; Warranty. There are no pending or, to Seller’s Knowledge, threatened product liability, recall, warranty or other similar claims by any Third Party against Seller (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the manufacture, sale or use of Product.

4.15       Regulatory Matters. Seller has maintained the Product NDAs in accordance in all material respects with Laws and its normal business practices. The Product NDAs are full force and effect. There is no Legal Proceeding pending against Seller or, to Seller’s Knowledge, threatened seeking the revocation, or suspension of the Product NDA. All maintenance and other fees related to any Product NDA occurring prior to the Closing Date will be paid. Neither Seller nor its Affiliates have received: (i) any FDA Form 483’s concerning the Products; (ii) any notices from FDA alleging any signals of serious risks with respect to any Product; or (iii) any warning letters, untitled letters, or other compliance actions from the FDA concerning the Products in which the FDA asserted that the operations of Seller or its Affiliates (as it relates to the Purchased Assets and the Products) or the Products were not in compliance with applicable Laws in any material respect. There is no Legal Proceeding by the FDA, or any other Governmental Authority pending against Seller or, to Seller’s Knowledge, threatened against Seller relating to safety or efficacy of the Products or Seller’s production, distribution, or sale of the Products. Seller has completed and filed all annual reports required by the FDA in order to maintain the Product NDA, except for those reports not yet due. Purchaser agrees to pay all product-related regulatory fees (PDUFA) while Seller agrees to reimburse Purchaser on a pro rata basis based on proportional timing (e.g. ¼ fee(s) for Seller) owed for calendar year 2017.

4.16       Compliance. Seller is in compliance with all U.S. Laws in all material respects applicable to the Purchased Assets, including the United States Federal Food, Drug and Cosmetic Act, including all regulations promulgated thereunder. Seller has all material Authorizations of all U.S. Governmental Authorities necessary for the sale of the Product.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF SELLER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows as of the Execution Date:

5.1         Organization and Corporate Power. The execution, delivery and performance by Purchaser of the Transaction Documents do not and will not: (i) violate any material Law applicable to Purchaser or any of its properties or assets; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of Purchaser’s properties or assets, including the Purchased Assets (other than any Lien imposed by Purchaser’s lenders under its existing credit facilities, as may be amended from time to time) under, any material Contract to which Purchaser is a party or by which it or its properties and assets are bound; or (iii) violate or conflict with any provision of the certificate of incorporation and by-laws or comparable organizational documents of Purchaser.

5.2         Due Authorization. Purchaser has the requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the Transactions. The execution, delivery and performance by Purchaser of the Transaction Documents and the consummation by Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceeding is necessary for the execution and delivery of the Transaction Documents by Purchaser, the performance by Purchaser of its obligations thereunder and the consummation by Purchaser of the Transactions. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity. When executed and delivered in accordance herewith, the other Transaction Documents will have been duly executed and delivered by Purchaser and will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3         No Violation; Consents.

(a)          The execution, delivery and performance by Purchaser of the Transaction Documents do not and will not: (i) violate any material Law applicable to Purchaser or any of its properties or assets; (ii) violate or conflict with any provision of the certificate of incorporation and by-laws or comparable organizational documents of Purchaser.

(b)          Except for the Purchaser FDA Letter, no consents, notices or approvals of, or filings or registrations by Purchaser with, any Governmental Authority or any other Person not a party to this Agreement, are necessary in connection with the execution, delivery and performance of the Transaction Documents or the Transactions.

5.4         Litigation. There is no Legal Proceeding pending or, to Purchaser’s knowledge, threatened or asserted in writing, against Purchaser or any of its Affiliates that would prohibit or materially hinder, delay or otherwise impair the Purchaser’s ability to perform its obligations under the Transaction Documents, that would affect the legality, validity or enforceability of the Transaction Documents, or that would prevent or materially delay the consummation of the Transactions.

5.5         Broker’s Fees. Purchaser has not employed any broker, finder or investment banker, or incurred any Liability for any brokerage, finder’s or other fee or commission, in connection with the Transactions (other than such fees or commissions for which Purchaser is solely responsible).

EXCEPT AS EXPRESSLY STATED IN THIS IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ARE MADE OR GIVEN BY OR ON BEHALF OF PURCHASER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article VI

COVENANTS AND AGREEMENTS

6.1         FDA Letter. Purchaser and Seller shall file the Purchaser FDA Letter and the Seller FDA Letter, respectively, with the FDA on the Closing Date via overnight courier. Transfer of title to the Product NDA to Purchaser shall be effective as of the Closing Date.

6.2         Joint Communication Plan. Promptly following the date hereof, Representatives from each of Seller and Purchaser shall jointly develop a mutually acceptable communication plan for use between the date hereof and the Closing Date and for use to communicate the transaction contemplated hereby to pricing compendia and customers, and the Parties shall (and shall cause their respective Representatives to) operate in accordance with that communication plan.

6.3         Publicity. Except as may be required by Law, neither Party will (and neither Party will permit any of its advisors or representatives to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement, without the other Party’s prior written consent (which will not be unreasonably withheld).

6.4         Further Assurances.

(a)          If, at any time following the Closing, either of the Parties or their respective Affiliates discovers any rights or assets of the nature of the Purchased Assets, including Intellectual Property, that relate solely to the Product that were not, in fact, sold, transferred, assigned, conveyed and delivered to Purchaser at the Closing, then such Party will promptly notify the other Party of such assets and, if Purchaser agrees, then Seller or its Affiliates shall sell, transfer, assign, convey and deliver such assets (at Seller’s cost) to Purchaser or its designated Affiliates for no additional consideration, and such assets shall become Purchased Assets and subject to the terms hereof.

(b)          If, at any time following the Closing, Purchaser discovers any rights or assets (of whatever nature), including without limitation documents that were delivered to Purchaser together with the Product Records, that were not, in fact, sold, transferred, and assigned to Purchaser at the Closing, then Purchaser will promptly notify Seller of such assets and if Seller agrees, Purchaser shall promptly deliver such assets (at Purchaser’s cost) to Seller or its designated Affiliates, and such assets shall not be Purchased Assets hereunder.

(c)          Each of Purchaser and Seller shall, at the request of the other Party and at such other Party’s expense, promptly execute and deliver to such other Party all such further instruments, assignments (including any Intellectual Property assignments in addition to those specified in Section 3.3(a)(ii)), assurances, filings and other documents and take any actions as such other Party may reasonably request in connection with the carrying out and effectuating the Transaction Documents and the Transactions (including without limitation, filing with the FDA, any other notices, assignments, documents and/or other materials required by the FFDCA and its implementing regulations). Except as provided in connection with the actions described in Section 6.4(a), the Party making any request pursuant to this Section 6.4(c) shall promptly reimburse the other Party for all documented, out-of-pocket expenses reasonably incurred by such other Party in providing further assurances requested by such requesting Party.

6.5         Delivery of Purchased Assets.

(a)          Seller shall physically deliver, at Purchaser’s sole but reasonable expense, the tangible embodiments of the Purchased Assets (that are not already in Purchaser’s possession) to Purchaser within ten (10) Business Days after the Closing Date, other than the Inventory.

(b)          Within five (5) days of Purchaser’s written request, Seller shall deliver to Purchaser, at the address set forth in the request, the Inventory (the “Inventory Transfer”). Purchaser agrees to make request for the Inventory Transfer within ninety (90) days of the Execution Date. Seller shall bear all risk of loss or damage, and costs of insurance and transportation associated with the Inventory until such Inventory is tendered to Purchaser’s designated facility. Title to and risk of loss of Inventory shall automatically transfer to Purchaser when Seller tenders the shipment to Purchaser at its designated facility. Seller will send Purchaser via facsimile the certificates of analysis and certificates of conformance relating to the Inventory on or before the date of delivery.

(c)          At Closing, Seller shall file any and all UCC Termination Statements applicable to the Purchased Assets and shall provide Purchaser with evidence confirming such filing.

6.6         Returns, Rebates, Chargebacks, Etc.

(a)          Returns. The Purchaser and the Seller acknowledge and agree that the Purchaser is only acquiring, and shall only sell, lots of Product that have not been sold by Seller. The Seller shall be responsible for all returns of Products sold prior to Closing that have an expiration date earlier than December, 2017 or earlier (and such returns shall be “Excluded Liabilities” for all purposes hereunder), and the Purchaser shall be responsible for all returns of Products sold before Closing with an expiration date of December, 2017 or later, or sold after Closing (and such returns shall be “Assumed Liabilities” for all purposes hereunder).

(b)        Rebates and Chargebacks. The Seller shall be responsible for all rebates (including Medicaid rebates), chargebacks and other similar items (other than returns) related to Products having Seller’s NDC codes (and such liabilities shall be “Excluded Liabilities” for all purposes hereunder). Purchaser agrees to not adjust Product pricing under either Party’s NDC until after 12/31/2017.

(c)          Processing. In the event that either Party receives and processes returns, rebates, chargebacks or other similar items related to Products that are the responsibility of the other Party pursuant to Sections 6.6(a) or 6.6(b) above, then such receiving Party shall submit a schedule of such items, together with reasonable supporting documentation, to the responsible Party on a monthly basis and such responsible Party shall reimburse the receiving Party for all valid items within 15 days of receipt of such schedule and documentation.

(d)          NDC Codes. Purchaser shall have the right to use the Seller’s NDC codes for the Product in order to sell the Inventory it acquires from Seller, but shall not have the right to have manufactured or sell any other Product utilizing the Seller NDC codes.

6.7         Noncompete. For a period of twenty four (24) months after the Closing Date, Seller shall not directly or indirectly sell, market, promote, advertise or distribute in the Territory any Competing Products.

Article VII

INDEMNIFICATION

7.1         Indemnification by Seller. Subject to all of the limitations set forth in this Article VII, Seller agrees to indemnify, defend and hold Purchaser, its Affiliates and each of their respective directors, officers, employees, agents, attorneys, representatives, successors and permitted assigns (Purchaser and such Persons are collectively hereinafter referred to as “Purchaser’s Indemnified Persons”), harmless from and against any and all losses, Liabilities, or damages including interest, penalties, reasonable costs of preparation and investigation, and reasonable attorneys’ fees and disbursements (individually a “Loss,” and collectively, “Losses”), that Purchaser’s Indemnified Persons may suffer, sustain, incur or become subject to, to the extent arising out of or due to: (a) direct claims or third party claims based on the failure of any representation or warranty of Seller in Article IV to be true and correct as the Closing Date; (b) direct claims or third party claims based on the breach of any covenant, undertaking, agreement or other obligation of Seller under this Agreement; (c) direct claims or third party claims based on any Excluded Asset or Excluded Liability; or (d) any liability related to the Product or the Purchased Assets for any period prior to Closing.

7.2         Indemnification by Purchaser. Subject to all of the limitations set forth in this Article VII, Purchaser agrees to indemnify, defend and hold Seller, its Affiliates and each of their respective directors, officers, employees, agents, attorneys, representatives, successors and permitted assigns (Seller and such Persons are hereinafter collectively referred to as “Seller’s Indemnified Persons”), harmless from and against any and all Losses that Seller’s Indemnified Persons may suffer, sustain, incur or become subject to, to the extent arising out of or due to: (a) direct claims or third party claims based on the failure of any representation or warranty of Purchaser in Article V to be true and correct as of the Closing Date; (b) direct claims or third party claims based on the breach of any covenant, undertaking, agreement or other obligation of Purchaser under this Agreement; (c) direct claims or third party claims based on any Assumed Liability arising after the Closing Date or (d) any liability related to the Product or the Purchased Assets for any period after Closing.

7.3         Survival of Representations and Warranties; Limitations.

(a)          The representations and warranties of the Parties contained in this Agreement shall survive the Closing Date for a period of one (1) year.

(b)          Notwithstanding anything to the contrary herein, neither Party shall be entitled to any recovery with respect to any breach of any representations and warranties unless and until the aggregate amount of all Losses suffered, sustained or incurred by the asserting Party, or to which such Party becomes subject, by reason of any and all breaches hereunder, shall exceed $25,000, calculated on a cumulative basis and not a per item basis, and in such event, the recovering Party shall only be entitled to Losses in excess of such amount.

(c)          No party shall be required to indemnify any of the other party’s Indemnified Persons to the extent of any Losses resulting from the bad faith, gross negligence or willful misconduct of the Party seeking indemnification or any of its Indemnified Persons, or breach of this Agreement by the Party seeking indemnification.

(d)          Any liability for indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(e)          Notwithstanding any other provision in this Agreement, neither Seller nor Purchaser shall in any event be liable to the other Party or any of the other Party’s Indemnified Persons OR ENTITLED TO INDEMNIFICATION, on account of any indemnity obligation set forth in Section 7.1 or Section 7.2 or otherwise under this agreement, for (i) any Losses that are not direct, actual damages or (ii) any special, incidental or punitive damages, in each case, unless such Losses are paid pursuant to a third party claim. notwithstanding anything to the contrary in this agreement, EXCEPT FOR PURCHASER’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, EACH PARTY’S total liability under this aGREEMENT, for claims made under section 7.1 of this agreement OR OTHERWISE (INCLUDING IN TORT) shall not exceed the amount of the closing payment.

7.4         Indemnification Procedure.

(a)          A claim for indemnification for any matter not involving a third-party claim may be asserted by notice issued in accordance with Section 10.2 to the Party from whom indemnification is sought.

(b)          In the event that an Indemnified Person becomes aware of a third party claim in respect of which indemnification may be sought under Sections 7.1 and 7.2 hereof (regardless of the limitations set forth in Section 7.3) (an “Indemnification Claim”), the Indemnified Person shall notify the Party against whom indemnification is sought (the “Indemnifying Party”) of such Indemnification Claim, including a statement of the basis for such claim. The failure of the Indemnified Person to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with, any Indemnification Claim that relates to any Losses indemnified against by it hereunder, subject to the remainder of this Section 7.4(b). If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Person of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with, any Indemnification Claim that relates to any Losses indemnified against hereunder, the Indemnified Person may defend against, negotiate, settle or otherwise deal with, such Indemnification Claim at the Indemnifying Party’s expense. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Person may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Person shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or, (ii) in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. The Indemnifying Party shall have the right to settle or otherwise dispose of the Indemnification Claim on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate; provided, however, that notwithstanding anything in this Section 7.4 to the contrary, (i) the Indemnified Person shall not settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment without the written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnifying Party shall not, without the written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment if (A) such settlement or compromise does not include a full release of claims against the other Party, (B) such settlement or compromise includes an admission of guilt or fault of the other Party, or (C) as a result thereof, the Indemnified Person would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the Indemnifying Party.

7.5         Calculation of Losses. The amount of any Losses for which indemnification is provided under this Article VII shall be net of any amounts recoverable by the Indemnified Party under insurance policies with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). Each Indemnified Person shall take, and shall cause its Affiliates to take, all commercially reasonable efforts to mitigate and otherwise minimize the Losses upon, and after becoming aware of, any event which would reasonably be expected to give rise to any Losses.

7.6         Exclusive Remedy. From and after the Closing, the sole and exclusive remedies for and liability under this Agreement, including (a) any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty in this Agreement or (b) any breach, or alleged breach, of any covenant or agreement in this Agreement required to be performed prior to the Closing or (c) any tort claim or other basis of liability related to this Agreement, in each case shall be indemnification in accordance with this Article VII; provided, however, that no Party shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent that (i) such rights, claims, causes of action or remedies may not be waived under applicable Law or (ii) such Party proves the other Party’s actual fraud.

Article VIII

TAX MATTERS

8.1         Cooperation on Tax Matters.

(a)          Notwithstanding anything to the contrary herein, Seller and Purchaser agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, or the prosecution or defense of any claim relating to any proposed Tax adjustment. Purchaser and Seller shall keep all such information and documents received by them confidential in accordance with Article IX.

(b)          Notwithstanding anything to the contrary herein, Purchaser and Seller shall reasonably cooperate with each other in the conduct of any audit or other proceedings relating to the Purchased Assets or the Assumed Liabilities.

8.2         Transfer Taxes. Seller and Purchaser will bear and pay equally any sales Taxes, use taxes, transfer Taxes, documentary charges, recording fees, filing fees or similar Taxes, charges, fees or expenses imposed by a Governmental Authority that may become payable in connection with the sale of the Purchased Assets to Purchaser, the assumption by Purchaser of the Assumed Liabilities or any of the other transactions contemplated by this Agreement.

Article IX

CONFIDENTIALITY

9.1         Confidential Information. That certain Confidential Disclosure Agreement dated as of February 1, 2016 by and between Purchaser and Seller (the “Existing CDA”) shall continue in full force and effect from and after the Closing Date.

Article X

MISCELLANEOUS

10.1       Expenses. Except as specifically provided herein, Seller and Purchaser shall each pay its own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation, and consummation of the Transaction Documents and the Transactions.

10.2       Notices. Any notice, request, demand or other communication given by any Party under this Agreement shall be in writing, may be given by a Party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered (or refused), or (ii) upon delivery (or refused) by an internationally recognized express courier service which provides evidence of delivery (or refused), or (iii) when three (3) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the Party to whom directed at that Party’s address as it appears below or another address of which that Party has given notice, or (iv) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

If to Purchaser, to:

Allegis Holdings, LLC

276 Nissan Parkway, F100

Canton, MS 39046

Attn: Rett Crowder
Facsimile: 601-859-0041

If to Seller, to:

Aytu BioScience, Inc.

373 Inverness Parkway, Suite 206

Englewood, CO 80112

Attn: Joshua Disbrow

Facsimile: (720) 437-6501

provided, however, that if any Party shall have designated a different address by notice to the other Party, then to the last address so designated.

10.3       Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other Party; provided, however, that Seller may, before or after the Closing, assign to any Person its right to receive all or any portion of any of the Purchase Price; and provided further, that (without limiting Purchaser’s obligations under or relating to this Agreement) Purchaser may, without the consent of Seller: (i) before the Closing, assign its right to receive all or any of the Purchased Assets to an Affiliate of Purchaser (ii) collaterally assign all or any portion of its rights under this Agreement and the related documents delivered at Closing to its lender or lenders, equity sponsor or sponsors or other financing source or sources in connection with obtaining any financing (or any refinancing thereof)..

10.4       Entire Agreement; Modification. The Transaction Documents supersede all prior agreements and understandings between the Parties (written or oral) relating to the subject matter hereof and thereof, including any term sheets, and the Transaction Documents are the entire and complete statement of the terms of the agreement between the Parties with respect to such subject matter, other than the Existing CDA. This Agreement may be amended, modified or supplemented only in a writing signed by Seller and Purchaser.

10.5       Waivers. The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.6       Governing Law. Any controversy, dispute or claim arising under, or in connection with, or otherwise related to this Agreement (including the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be exclusively interpreted in accordance with, and governed by, the Laws of the State of Mississippi without regard to the conflicts of law rules thereof.

10.7       Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, excluding those for equitable relief (e.g., injunctive relief or specific performance), shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators will be final and may be entered in any court having jurisdiction thereof. The number of arbitrators shall be three, and the place of arbitration shall be Canton, Mississippi. The Parties also agree that the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings.

10.8       Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Parties agree to negotiate in good faith to substitute replace any such provision with a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

10.9       No Third Party Beneficiaries. Neither this Agreement nor any provision hereof is intended to confer upon any Person (other than the Parties hereto and, solely for purposes of Article VII, the Indemnified Persons, each of whom shall be an express third party beneficiary entitled to enforce the obligations of the Indemnifying Party thereunder as if an original party hereto) any rights or remedies hereunder.

10.10     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.11     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. A facsimile or other electronic transmission of an executed counterpart signature page shall be deemed an original.

10.12     Incorporation of Schedules and Exhibits. The schedules and exhibits hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any such schedule or exhibit, the provisions of this Agreement shall control.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first written above.

PURCHASER

ALLEGIS HOLDINGS, LLC

By:
Name:
Title:

SELLER

AYTU BIOSCIENCE, INC.

By:
Name:
Title:

Schedules and Exhibits:

Schedule 2.1(a)(i)	Marks
Schedule 2.1(c)	Assigned Agreements
Schedule 2.1(e)	Inventory
Schedule 2.3	Purchase Order
Schedule 4.15	Regulatory Matters

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	General IP Assignment
Exhibit D	Purchaser FDA Letter
Exhibit E	Seller FDA Letter

Schedule 2.1(a)(i)

Marks and Internet Domains

PRIMSOL	United States	77/368,235	3,487,990	08/19/08	IC 005: Pharmaceutical Preparation for the Treatment of Bacterial Infection	Renewal due 08/19/2018
PRIMSOL	Hong Kong	301626129	301626129	11/16/10	IC 005: Pharmaceutical Preparation for the Treatment of Bacterial Infection	Renewal due 05/27/2020

PRIMSOLSOLUTION.COM

PRIMSOL-SAMPLES.COM

PRIMSOL.NET

Schedule 2.1(c)

Assigned Agreements

1) Manufacturing Agreement by and between Seller and Halo Pharmaceutical Incorporated dated March 21, 2013.

2) Assignment of Rights in U.S. Patents from Taro Pharmaceuticals North America, Inc. to Seller dated March 2, 2005

Schedule 2.1(e)

Inventory

Description	LotNumber	ExpDate	StockOnHand & On Order
Primsol samples
Primsol trade
TMP - API (___ kg)	Raw Material

Schedule 4.15

Regulatory Matters

Not all annual periodic adverse drug experience reports were submitted within 60 days of the anniversary date of the approval of the application. Specifically, the periodic adverse drug experience report for January 2008-January 2009 for NDA 74-973 Primsol Solution (Trimethoprim hydrochloride oral solution 50 mg/ 5mL) was not submitted until June 2009. All reports have been submitted.